Exhibit 8.4

July 19, 2021

Expro Group Holdings International Limited 1311 Broadfield Blvd., Suite 400 Houston, Texas 77084

Re:	Frank’s International N.V.—Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Expro Group Holdings International Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company” or “Our Client”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-4 (File No. 333-255496) initially filed on April 26, 2021 and the prospectus contained therein (together, the “Registration Statement”) of Frank’s International N.V. (“Frank’s”), and you have requested our opinion as to certain U.S. federal income tax matters set forth in the sections entitled “The Merger – Material U.S. Federal Income Tax Consequences to the Expro Shareholders as a Result of the Merger – U.S. Federal Income Tax Consequences to Holders of the Merger.”

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Company as to factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Company concerning its business, properties and governing documents as set forth in the Registration Statement.

We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Expro Group Holdings International Limited

July 19, 2021

We hereby confirm that all statements of legal conclusions contained in the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences to the Expro Shareholders as a Result of the Merger – U.S. Federal Income Tax Consequences to Holders of the Merger” constitute the opinion of Gibson, Dunn & Crutcher LLP with respect to the U.S. federal income tax law matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth herein and therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer’s Certificate, may affect the conclusions stated herein.

No opinion is expressed as to any matter not discussed in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences to the Expro Shareholders as a Result of the Merger – U.S. Federal Income Tax Consequences to Holders of the Merger.” We are opining herein only as to the United States federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other United States federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. Without our prior written consent, this opinion may not be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by, or assigned to, any other person or entity for any purpose. However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as Exhibit 8.4 to the Registration Statement and to the use of our name in the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP

Gibson, Dunn & Crutcher LLP